For Immediate Release: January 6, 2014
Jennifer Nahas
Vice President, Marketing
Griffin Capital Corporation
jnahas@griffincapital.com
Office Phone: 949-270-9332
Cell Phone: 949-433-6860

Griffin Capital Essential Asset REIT Acquires the Farmers Insurance Exchange National Claims Facility for $19.1 million

El Segundo, Calif. (January 6, 2014) – Griffin Capital Corporation, on behalf of Griffin Capital Essential Asset REIT, Inc. (the “REIT”), announced today the acquisition of the Farmers Insurance Exchange National Claims Facility in Olathe, Kansas. The two-story, 102,035 square foot office building (the “Property”) is fully leased for 10 years to Farmers Insurance Exchange (“Farmers”), one of the country’s largest insurers of vehicles, homes and small businesses. Farmers maintains an investment grade credit rating of A+ from Standard & Poor’s. Operations at the Property include the National Property Claims Unit, the Catastrophe Response Team, Logistics Corps, Kansas and Missouri Property Claims, and the satellite operations of the University of Farmers that oversees initial training of staff.
The REIT purchased the Property for $19.1 million. The Property is situated on an 8.9 acre parcel within the Corporate Ridge Office Park, just south of K-10 and directly along Ridgeview Road, giving the location an immediate connection to some of the major Kansas City highways – I-435 and I-35. The 77-acre office park includes five fully-occupied office buildings and the 112,000 square foot Health Ridge Fitness Center.

"This acquisition represented an excellent opportunity to invest in an institutional-quality asset leased on a long-term basis to an investment grade rated tenant. Farmers has a solid financial profile and is an outstanding addition to our tenant roster,” said Shawn Carstens, Griffin Capital's Vice President of Acquisitions. Don Pescara, Griffin's Managing Director of Acquisitions, added, "This asset provides increased geographic diversity to the portfolio, and the investment is consistent with our strategy of generating stable cash flow and long term value for our shareholders.”
About Griffin Capital Essential Asset REIT and Griffin Capital Corporation
Griffin Capital Essential Asset REIT, Inc. is a publicly registered non-traded REIT with a portfolio that currently includes 42 office and industrial distribution properties totaling approximately 8.92 million rentable square feet and total capitalization of approximately $1.3 billion. The REIT’s sponsor is Griffin Capital Corporation (“Griffin Capital”), a privately-owned real estate company headquartered in Los Angeles. Led by senior executives each with more than two decades of real estate experience collectively encompassing over $16 billion of transaction value and more than 650 transactions, Griffin Capital and its affiliates have acquired or constructed over 26 million square feet of space since 1996. Griffin Capital and its affiliates currently own, manage, sponsor and/or co-sponsor a portfolio consisting of over 24.17 million square feet of space, located in 32 states and representing approximately $4.5 billion in asset value. Additional information about Griffin Capital is available at www.griffincapital.com.

This press release may contain certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such forward-looking statements can generally be identified by our use of forward-looking terminology such as “may,” “will,” “expect,” “intend,” “anticipate,” “estimate,” “believe,” “continue,” or other similar words. Because such statements include risks, uncertainties and contingencies, actual results may differ materially from the expectations, intentions, beliefs, plans or predictions of the future expressed or implied by such forward-looking statements. These risks, uncertainties and contingencies include, but are not limited to: uncertainties relating to changes in general economic and real estate conditions; uncertainties relating to the implementation of our real estate investment strategy; uncertainties relating to financing availability and capital proceeds; uncertainties relating to the closing of property acquisitions; uncertainties relating to the public offering of our common stock; uncertainties related to the timing and availability of distributions; and other risk factors as outlined in the REIT’s prospectus, as amended from time to time. This is neither an offer nor a solicitation to purchase securities.
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